EXHIBIT 10f.

                           WINNEBAGO INDUSTRIES, INC.
                      OFFICERS INCENTIVE COMPENSATION PLAN
                            FISCAL PERIOD 1998 - 1999


1. PURPOSE. The purpose of the Winnebago Industries, Inc. Officers Incentive Compensation Plan (the "Plan") is to promote the growth and profitability of Winnebago Industries, Inc. (the "Company") by providing its officers with an incentive to achieve corporate profit objectives and to attract and retain officers who will contribute to the achievement of long-term growth and profitability of the company.

2.    ADMINISTRATION.

            a. HUMAN RESOURCES COMMITTEE. The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors.

            b. POWERS AND DUTIES. The Committee shall have sole discretion and authority to make any and all determinations necessary or advisable for administration of the Plan and may amend or revoke any rule or regulation so established for the proper administration of the Plan. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

            c. ANNUAL APPROVAL. The Committee must approve the Plan prior to the beginning of each new fiscal year.

3.    PARTICIPATION ELIGIBILITY.

            1. Participants must be an officer of the Company with responsibilities that can impact the Corporation's results.

            2. The President of Winnebago Industries, Inc. will make recommendations to the Committee on partial year participation due to retirement, disability, new participants and other related participation issues.

            3.    The Committee will approve all participation.

4. NATURE OF THE PLAN. The incentive award is based upon financial performance of the Corporation as established by the Management Plan. The Plan is an annual program that provides for quarterly cumulative measurements of financial performance and an opportunity for quarterly incentive payment based on performance results.

      The financial performance measurements for this Plan will be earnings per share and return on equity of the Company. These financial performance measurements will provide an appropriate balance between quality and quantity of earnings. The Company's beginning of the fiscal year stockholders' equity will be used as the base figure for the calculation of return on equity. Any stock repurchase program, adopted or completed outside of the Management Plan will not be considered in the earnings per share and the return on equity calculations.

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5.    METHOD OF PAYMENT. The amount of the participants' incentive compensation for the quarter shall be in direct proportion to the financial performance expressed as a percentage (Financial Factor) against predetermined compensation targets for each participant. Upon completion of the first quarter of the fiscal year, quarterly results thereafter shall be combined to form cumulative fiscal year-to-date results. The results for the respective period will be used in identifying the Financial Factor to be used for that period when calculating the participants incentive compensation.

      50% of the quarterly calculated incentive will be paid within 45 days after the close of the fiscal quarter. The remaining 50% of the quarterly calculated incentive will be held back and carried forward into the next cumulative quarter. At the end of the fourth fiscal quarter (fiscal year end), a final year-end accounting will be made prior to the payment of any remaining incentive holdback for the year.

      The minimum for earnings per share and return on equity will be 75% of the Management Plan. The maximum for earnings per share and return on equity will be 125% of the Management Plan. No bonus incentive will be paid at less than 75% attainment of the Management Plan.

      The incentive for the officers except for the Chief Executive Officer, provides for a 60% bonus (Target) comprised of (2/3) cash and (1/3) stock at 100% achievement of the financial objectives of earnings per share and return on equity. The incentive for the Chief Executive Officer provides for a 87.5% bonus (Target) comprised of (2/3) cash and (1/3) stock at 100% achievement of the financial objectives of earnings per share and return on equity.

      A participant must be employed by Winnebago Industries, Inc. at the end of the fiscal year to be eligible for any previous quarterly holdback allocations except as waived by the Human Resource Committee for normal retirement and disability.

6. STRATEGIC PERFORMANCE. The Human Resources Committee reserves the right to modify the core incentive eligibility by plus/minus 20% (of the calculated Financial Factor) based upon strategic organizational priorities. Strategic performance will be measured at the end of the fiscal year only. Strategic measurements may focus on one or more of the following strategic factors but are not limited to those stated.

             Revenue Growth                Customer Satisfaction
             Market Share                  Inventory Management
             Product Quality               Technical Innovation
             Product Introductions         Ethical Business Practices

7. ANNUAL STOCK MATCH. 50% of the total cash incentives earned for the year will be matched annually and paid in restricted stock to encourage stock ownership and promote the long-term growth and profitability of Winnebago Industries, Inc.

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8.    CHANGE IN CONTROL. In the event the Company undergoes a change in control during the Plan year including, without limitation, an acquisition or merger involving the Corporation ("Change in Control"), the Committee shall, prior to the effective date of the Change in Control (the "Effective Date"), make a good faith estimate with respect to the achievement of the financial performance through the end of the fiscal monthly period immediately preceding the Effective Date. Based on such estimate, the Committee shall award a prorated portion of the incentive determined by such estimate. Any holdback for previous period(s) will be released and paid to the participant together with the annual stock match payment earned.

9. GOVERNING LAW. Except to the extent preempted by federal law, the consideration and operation of the Plan shall be governed by the laws of the State of Iowa.

10. EMPLOYMENT RIGHTS. Nothing in this Plan shall confer upon any employee the right to continue in the employ of the Company, or affect the right of the Company to terminate an employee's employment at any time, with or without cause.


Approved by:


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Bruce D. Hertzke                              Dated
Chairman of the Board, CEO and President




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Gerald C. Kitch                               Dated
Human Resources Committee Chairman